UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 17, 2005

Innofone, Inc.
(Exact name of registrant as specified in its charter)

Nevada                      0-31949                    98-0202313
(State or Other Jurisdiction   (Commission File Number)         (IRS Employer
of Incorporation)                                         Identification No.)

3470 Olney-Laytonsville Rd., Suite 118, Olney, MD                   20832
(Address of Principal Executive Officers)                     (Zip Code)

Registrant's telephone number, including area code:  888-561-1724

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended tosimultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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1.01  Entry into a Material Definitive Agreement

Effective May 17, 2005 the Company entered into a Joint Venture Investment Agreement, a copy of which is attached hereto as Exhibit 10.1 (the “Agreement”), with Ascot Investments, Inc., a Nevada corporation (“ASCOT”) and Frederic Richardson, the Company’s Chief Executive Officer.  The fundamental basis of the Agreement is to structure the Company for the transformation of the Company’s business into that of an investment company and, in particular, a “business development company” under the Investment Company Act of 1940, as amended.

The Agreement provides for the participation of the parties in the management of the Company, with Ascot conducting the Company's investment affairs. Under the Agreement, the Company is to issue common stock of INFN as follows: (i) 41,000,000 to be issued and placed into escrow (the "Collateral"), (ii) 40,000,000 shares issued in the name of Ascot Investments, Inc. and sent to the address of record of Ascot Investments, Inc. and (iii) 20,000,000 shares to be issued to Ascot Management Corp. when NAV performance has been attained in accordance with the Management Bonus Plan (the "Management Shares"). The Management Shares are to be authorized and unissued but shall be reserved for issuance in the name of Ascot Management Corp. These shares are being authorized as a bonus for meeting and/or exceeding the Company's annual investment strategy.

Under the Agreement, ASCOT has agreed to:

a.    Place the Collateral into the custody of the escrow agent.
b.    Manage and control the portfolio of the Company, once it elects to become a business development company, for the sole purpose and financial benefit of the parties to the Agreement, including but not limited to new and existing shareholders.
c. Compensate Frederic Richardson quarterly in the amount of 50% percent of the performance fees earned by the Company’s portfolio adviser (calculated at 50% of the yield above 8%), until the aggregate sum of one million five hundred thousand dollars ($1,500,000) has been received by Frederic Richardson.

Once Frederic Richardson has received $1,500,000, the Collateral is to be released to the transfer agent who is to re-issue the shares at the discretion of ASCOT.  Upon completion of the re-issuance of these shares by the transfer agent pursuant to ASCOT’s instructions, the holder thereof will have the right to vote such reissued shares.

The Agreement requires the Parties to take any and all necessary action to ensure that Frederic Richardson retains voting control of the Company until such time as his right to receive the aforesaid $1,500,000 and certain other conditions under the Agreement are either waived or satisfied.  This provision of the Agreement may require the Company to grant Mr. Richardson anti-dilution rights and/or instruct the Company’s transfer agent to issue additional shares to him if necessary.  Frederic Richardson will have the right to vote the Collateral shares held in escrow.

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Frederic Richardson will retain the approximately 16,000,000 shares of the Company’s common stock currently held by him, and these shares will not be subject to the escrow provisions of the Agreement.

The Agreement also grants Frederic Richardson demand registration rights for the above-specified shares, pursuant to the terms of a Registration Rights Agreement, a copy of which is attached to the Agreement as “Exhibit C” and included with the copy of the Agreement which is filed herewith.

The law firm of Bondy & Schloss LLP will act as escrow agent under the Agreement.  Bondy & Schloss LLP has in the past represented, and in the future will likely represent, ASCOT, as its attorney in various legal matters.

In connection with the approval of the Agreement, the Company’s Board of Directors has also approved an amendment to the Company’s Certificate of Incorporation to change the name of the Company to Ascot Aggressive Growth Fund I, Inc. and to elect status as a “business development company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”) by filing with the Securities and Exchange Commission a notice of election on Form N-54A.  The amendment to the Company’s Certificate of Incorporation will be submitted for approval by the written consent of the holder of a majority of the Company’s issued and outstanding common stock.  After obtaining such approval, the Company intends to file and distribute to the shareholders an Information Statement on Schedule 14C, file a certificate of amendment with the Secretary of State of Nevada and then file another Current Report on Form 8-K reporting that the change of its name is complete.

Item 9 - Financial Statements and Exhibits

10.1 Joint Venture Investment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 27, 2005

By: /s/ Frederic Richardson
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Frederic Richardson, President & CEO

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